UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB Number: 3235-0145 Expires: December 31, 2005 Estimated average burden hours per response.......... 11

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

eBay Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

278642 10 3

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 278642 10 3	13G	Page 2 of 4 Pages

1.		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jeffrey S. Skoll

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

CANADA

	5.	SOLE VOTING POWER

NUMBER OF		34,268,330

SHARES
BENEFICIALLY	6.	SHARED VOTING POWER

OWNED BY		-0-

EACH
REPORTING	7.	SOLE DISPOSITIVE POWER

PERSON		34,268,330

WITH
	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

34,268,330

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.0%

12.	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

(a)	Name of Issuer: eBay Inc.

(b)	Address of Issuer’s Principal Executive Offices: 2145 Hamilton Avenue San Jose, CA 95125

Item 2.

(a)	Name of Person Filing: Jeffrey S. Skoll

(b)	Address of Principal Business Office or, if none, Residence c/o Capricorn Management, LLC 2005 Hamilton Avenue, Suite 260 San Jose, CA 95125

(c)	Citizenship: Jeffrey S. Skoll CANADA

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 278642 10 3

Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable

Item 4. Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

Jeffrey S. Skoll 34,268,330

(b)	Percent of Class:

Jeffrey S Skoll 11.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Jeffrey S. Skoll 34,268,330

(ii)	Shared power to vote or to direct the vote: Jeffrey S. Skoll -0-

(iii)	Sole power to dispose or to direct the disposition of: Jeffrey S. Skoll 34,268,330

(iv)	Shared power to dispose or to direct the disposition of: Jeffrey S. Skoll -0-

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
             Holding Company

     Not applicable.

Item 8. Identification and Classification of Members of the Group

     Not applicable.

Item 9. Notice of Dissolution of a Group

     Not applicable.

Item 10. Certification

     Not applicable.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2003 Date

/s/ Jeffrey S. Skoll Signature

Jeffrey S. Skoll